UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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VOLT INFORMATION SCIENCES, INC.
(Name of Registrant as Specified in Its Charter)

GLACIER PEAK U.S. VALUE FUND, L.P. GLACIER PEAK CAPITAL LLC JOHN C. RUDOLF ANTHONY BERGAMO JAMES E. BOONE CHARLES M. GILLMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Glacier Peak U.S. Value Fund, L.P., together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of Volt Information Sciences, Inc.

On December 9, 2014, Glacier Peak U.S. Value Fund, L.P. issued the following press release:

CONCERNED SHAREHOLDERS OF VOLT INFORMATION SCIENCES NOMINATE FOUR HIGHLY QUALIFIED DIRECTORS FOR ELECTION AT VOLT’S 2015 ANNUAL MEETING OF SHAREHOLDERS

Concerned Shareholders Seek to Improve Volt’s Corporate Governance and Operational Underperformance

Caution Incumbent Board Not to Undertake Any Actions Adverse to the Best Interests of Shareholders

Bellevue, WA – December 9, 2014 – Glacier Peak U.S. Value Fund, L.P. (“Glacier Peak” and, together with its affiliates and director nominees, the “Concerned Shareholders of VOLT” or “CSV”), a long term shareholder of Volt Information Sciences, Inc. (NYSE MKT:VISI) (“Volt” or the “Company”), has nominated four highly qualified director candidates for election to the Company’s Board of Directors (the “Board”) at Volt’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”).  Citing the continued underperformance of the Company, poor shareholder returns, poor corporate governance practices, and a desperate need for fresh perspectives on the Board, the Concerned Shareholders of Volt believe that Volt shareholders should be given the opportunity to vote for new directors whose interests are fully aligned with all shareholders.  The Concerned Shareholders of Volt beneficially own, in the aggregate, 2,189,876 shares of the Company’s common stock and hold an irrevocable proxy over an additional 2,472,130 shares, constituting approximately 22.3% of Volt’s outstanding common stock.

The Concerned Shareholders of Volt believe adding new talent to the Board is necessary to maximize shareholder value and improve corporate governance.  CSV believes that the addition of four highly experienced and successful business executives as well as direct shareholder representation will bring much needed focus and discipline to the Company.  It is CSV’s intention to drive consensus with the remaining Board members and management to create and implement a winning strategy that will position Volt to produce long-term, superior returns to its shareholders.

CSV calls on the incumbent Board to not take actions adverse to the best interests of Volt shareholders prior to the 2015 Annual Meeting, including:

•           Implementing a poison pill,

•           Delaying the 2015 Annual Meeting beyond Spring 2015,

•           Selling all or parts of the Company,

•           Making material acquisitions, or

•           Issuing equity or equity-linked securities.

The Concerned Shareholders of Volt remind each of the incumbent Board members that actions they take that are adverse to the best interests of shareholders and that impair shareholder value can result in personal liability.

In the past few months, Glacier Peak has clearly expressed its views to the Board and management of Volt and has made every effort to engage in constructive discussions that would lead to meaningful improvement in the Board without the need for a proxy contest.  Glacier Peak believes the suggestions it has made would meaningfully improve shareholder rights and representation at Volt.  Unfortunately, to date, the Company has rejected all suggestions made by Glacier Peak.

Accordingly, the Concerned Shareholders of Volt have nominated Anthony Bergamo, James E. Boone, Charles M. Gillman and John C. Rudolf for election to the Board.

Anthony Bergamo has held various positions with MB Real Estate, a property development and management company based in New York City and Chicago, since April 1996, including his current position as Vice Chairman since May 2003. He has also served as the Chief Executive Officer of Niagara Falls Redevelopment, LLC, a real estate development company, since August 1998. Mr. Bergamo previously served as Managing Director with Milstein Hotel Group, a hotel operator, from April 1996 until May 2013. Mr. Bergamo currently serves on the board of directors of ModusLink Global Solutions Inc., a NASDAQ company providing customized supply chain management services to the world’s leading high technology companies, since December 2013, and Steel Partners Holdings L.P., a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests and has significant interests in leading companies in various industries, since 2009.  He has also been a director since 1995, a Trustee since 1986 and currently is Chairman of the Audit Committee and a member of the Executive and Compensation Committees of Dime Community Bancorp, a NASDAQ listed bank with $4.2 billion in assets.  Mr. Bergamo’s broad experience as chief executive officer and operating officer of public and private companies and his more than sixteen years of service on boards of public companies and various public service organizations make him very well qualified to serve on the Board.

James E. Boone has served as an independent executive management consultant since January 2014 and has managed his personal investments since January 2013.  From June 2011 to December 2012, Mr. Boone served as an advisor to the Chief Executive Officer of Volt and President and Chief Executive Officer of ProcureStaff Technologies, Ltd., a separate business unit of Volt providing specialized software applications to streamline and manage temporary staffing, project work, consultants and other human capital services globally.  From January 2009 to June 2011, Mr. Boone served as President and Chief Executive Officer of Impellam Group PLC, North America (“Impellam Group”).  Impellam Group provides comprehensive human capital solutions for workforce needs globally.  From 2003 to January 2009, Mr. Boone served as a Managing Partner of Windship Partners, LLC, a senior level executive search firm that he founded, which merged in 2007 with Nosal Partners, LLC and became rebranded as NGS Global Americas, LLC in 2014.  Mr. Boone’s extensive executive experience and background working with staffing and executive search firms, including Volt, make him very well qualified to serve on the Board.

Charles M. Gillman is the Executive Managing Director of the IDWR Multi-Family Office (“IDWR”), a multi-family investment firm, a position he has held since June 2013.  IDWR employs a team of analysts with expertise in finding publicly traded companies that require operational enhancement and an improvement in corporate capital allocation. From June 2001 to June 2013, Mr. Gillman was a portfolio manager of certain family office investment portfolios at Nadel and Gussman, LLC.  Prior to his employment at Nadel and Gussman, Mr. Gillman worked in the investment industry and as a strategic management consultant at McKinsey & Company.  Mr. Gillman has served as a director of Digirad Corporation, a diagnostic imaging solutions company, since April 2012, On Track Innovations, Inc., a provider of cashless payment salutations, since December 2012, and PMFG, Inc., a provider of energy delivery systems and products, since July 2014.  Mr. Gillman brings significant experience as a successful portfolio manager and experience implementing difficult corporate turnarounds, including M&A experience and divestiture experience. These experiences allow him to offer unique insight into a company’s operations for the purpose of guiding the company to the right short-term and long-term strategic decisions designed to maximize shareholder value.

John C. Rudolf currently serves as President and Senior Portfolio Manager of Glacier Peak Capital LLC, a registered investment advisory firm he founded in July 2012, focusing on managing Glacier Peak, originally called Summit Capital Partners, L.P. which he founded in 1984 and the Glacier Peak Global Value Fund which he founded in October 2007.  From April 1996 until July 2012, Mr. Rudolf served as a Managing Member and founder of Summit Capital Group, an independent registered investment advisory firm managing individual accounts and several private investment funds.  From 1975 until 1996, Mr. Rudolf served in various positions at Oppenheimer & Co., Inc., including partner in charge of Oppenheimer’s Pacific Northwest operations from 1988 until 1996.  Mr. Rudolf has served on the board of directors of Detrex Corporation (Pink Sheets: DTRX), a leading manufacturer of high performance specialty chemicals including additives for industrial petroleum products and high purity hydrochloric acid, since November 2012.  Mr. Rudolf’s substantial investing experience in a broad range of businesses, including the Company, make him very well qualified to sit on the Board.

The Concerned Shareholders of Volt are open to continuing discussions with the Board regarding its composition and corporate strategy, and remain amenable to reaching a mutually agreeable resolution to re-constitute the Board in a manner that is in the best interests of all shareholders. However, if an agreement is not reached, the Concerned Shareholders of Volt are fully prepared to solicit the support of their fellow shareholders to elect a new slate of directors at the 2015 Annual Meeting who are committed to representing the best interests of all Volt shareholders.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Glacier Peak, together with the participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of four highly-qualified director nominees at the 2015 annual meeting of shareholders of Volt Information Sciences, Inc., a New York corporation (the “Company”).

GLACIER PEAK STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are Glacier Peak U.S. Value Fund, L.P. (“Glacier Peak”), Glacier Peak Capital LLC (“Glacier Peak GP”), John C. Rudolf, Anthony Bergamo, James E. Boone and Charles M. Gillman.

As of the date of this press release, Glacier Peak beneficially owned 1,764,662 shares of common stock of the Company (“Common Stock”). Glacier Peak GP, as the general partner and registered investment adviser to Glacier Peak, may be deemed the beneficial owner of the 1,764,662 shares of Common Stock beneficially owned by Glacier Peak and may be deemed to beneficially own, solely as a result of the Agreement and Proxy (defined below), 2,472,130 shares of Common Stock held by the Shaws (defined below), including 8,000 shares underlying stock options that are currently exercisable.  As of the date of this press release, Mr. Rudolf beneficially owned 405,214 shares of Common Stock, including 5,000 shares of Common Stock that are held in an IRA account that he controls, 30,000 shares of Common Stock that are held in an account he controls for the benefit of his wife, and 149,817 shares of Common Stock held in various accounts he controls for the benefit of other family members.  Mr. Rudolf, as the President of Glacier Peak GP may also be deemed to beneficially own, solely as a result of the Agreement and Proxy, 2,472,130 shares of Common Stock held by the Shaws.  On October 28, 2014, Glacier Peak GP entered into a Voting Agreement and Irrevocable Proxy (the “Agreement and Proxy”) with Jerome Shaw, Joyce Cutler-Shaw, The Jerome and Joyce Shaw Family Trust U/D/T dated 8/6/1969, and The Rachel Lynn Shaw Trust U/D/T dated 11/23/2001 (collectively, the “Shaws”), whereby the Shaws granted Mr. Rudolf, in his capacity as President of Glacier Peak GP, or any other designee of Glacier Peak GP (each a “Proxy Holder”) an irrevocable proxy to vote all shares beneficially owned by the Shaws, in accordance with the Proxy Holder’s sole and absolute discretion on all matters brought before a vote of shareholders at the 2015 Annual Meeting or any meeting (or consent in lieu of a meeting) which may be called in lieu thereof.  As of the date of this press release, Mr. Bergamo beneficially owned 10,000 shares of Common Stock, Mr. Boone beneficially owned 10,000 shares of Common Stock and Mr. Gillman did not beneficially own any shares of Common Stock.

Contact:

John C. Rudolf, President
Glacier Peak Capital LLC
(425) 453-5010